Exhibit 99.1

CABOT MICROELECTRONICS REPORTS RESULTS
FOR THIRD QUARTER OF FISCAL 2007;
ACHIEVES STRONG FINANCIAL PERFORMANCE ON SOLID OPERATIONS, IMPROVED INDUSTRY DEMAND, AND RECORD QED BUSINESS RESULTS

AURORA, IL, July 26, 2007 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries to the semiconductor industry, today reported financial results for its third quarter of fiscal 2007, which ended June 30.

Total revenue for the third fiscal quarter of $89.0 million was a record for the company and 15.6 percent higher than the prior quarter’s revenue of $77.0 million.  The sequential revenue increase primarily reflects improved semiconductor industry conditions following two quarters of relatively soft industry demand, as well as strong performance by the company’s QED business, which was acquired in July, 2006.  Total CMP revenue was 12.0% higher than in the prior quarter and revenue increased sequentially in each of the company’s business areas, except for data storage polishing applications.  The company achieved a record revenue level for sales of slurry for tungsten polishing and reported the highest quarterly revenue in the history of the QED business.  Revenue this quarter was 4.8 percent higher than the $84.9 million in revenue the company reported in the same quarter last year.

The average selling price for the company’s slurry products sold in the fiscal third quarter increased by 1.0 percent compared to the prior quarter, due primarily to a higher-priced product mix.  The average selling price was 0.9 percent higher than in the same quarter last year mainly as a result of a higher-priced product mix, partially offset by lower selling prices in certain areas.

Gross profit for the June quarter was $42.5 million, which was a record level for the company, compared with $33.8 million reported in the prior quarter and $40.4 million in the same quarter a year ago.  As a percentage of revenue, gross profit was 47.7 percent this quarter compared with 43.9 percent in the prior quarter and 47.6 percent in the same quarter last year.  The sequential increase in gross profit percentage this quarter was largely due to higher manufacturing capacity utilization on the higher level of sales, higher yields in the company’s production operations, and lower fixed manufacturing costs.   Year to date, gross profit represents 46.6 percent of revenue, which is consistent with the company’s guidance range of 46 to 48 percent for the full fiscal year.

Operating expenses, consisting of research, development and technical, selling and marketing, and general and administrative expenses, were $27.9 million in the third quarter, which is within the company’s guidance range of $27 million to $30 million per quarter.  This was $1.0 million lower than the $28.9 million reported last quarter, primarily due to lower staffing and compensation related expenses and lower depreciation expense.  Operating expenses this quarter were $1.2 million higher than in the same quarter last year, which did not include the QED business.

The company recorded other expense of $0.1 million compared with other income of $1.3 million in the prior quarter and $0.8 million in the same quarter last year.  The difference from both prior periods is primarily due to a $2.1 million write-off of the company’s minority equity interest in NanoProducts Corporation, a developer and supplier of nanoscale materials.  The company has chosen to not renew its collaboration agreement with NanoProducts.  In addition, while the company continues to hold an equity interest in the entity, NanoProducts recently entered into funding arrangements that reduced the likelihood of the company’s recovering the value of its investment.

Net income for the quarter was $10.1 million, up from $4.5 million last quarter.  Net income in the same quarter last year was $9.8 million.

Diluted earnings per share were $0.42 this quarter, up from $0.19 in the previous quarter and $0.40 in the third quarter of fiscal 2006.  Excluding the write-off of the investment in NanoProducts Corporation, diluted earnings per share would have been $0.48 this quarter.

“We are excited about our strong financial performance this quarter, which we believe reflects the continued successful execution of our strategic initiatives, improved demand within the semiconductor industry, and record performance by our QED business”, stated William Noglows, Chairman and CEO of Cabot Microelectronics.  “One year after acquiring QED Technologies, revenue for this business is up approximately 45 percent from the twelve months preceding the acquisition, the business is fully integrated into Cabot Microelectronics, and we have begun capitalizing on the synergies of the two companies by leveraging our global infrastructure as well as our combined expertise in precision polishing.  We are encouraged by the progress we have made to date and look forward to continued success with our Engineered Surface Finishes initiative.  Looking ahead, we are also building momentum in our CMP pad business with additional customer adoption of our new product offering.   With recorded commercial sales to seven customers, we believe there is broad interest in our pads and we expect to generate meaningful revenue from this business over time.”

CONFERENCE CALL
Cabot Microelectronics Corporation’s quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The live conference call will be available via webcast from the company’s website, www.cabotcmp.com, or by phone at (866) 510-0712.  Callers outside the U.S. can dial (617) 597-5380.  The conference code for the call is 77971704.  A replay will be available through August 23, 2007 via webcast at www.cabotcmp.com.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP slurries used in semiconductor and data storage manufacturing. The company's products play a critical role in the production of the most advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  Since becoming an independent public company in 2000, the company has grown to approximately 750 employees who work at research and development labs, sales and business offices, manufacturing facilities and customer service centers in China, France, Germany, Japan, Singapore, South Korea, Taiwan, the United Kingdom and the United States.  The company's vision is to become the world leader in shaping, enabling and enhancing the performance of surfaces, so the company is leveraging its expertise in CMP slurry formulation, materials and polishing techniques developed for the semiconductor industry and applying it to demanding surface modification applications in other industries where shaping, enabling and enhancing the performance of surfaces is critical to success. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Amy Ford, Director of Investor Relations at (630) 499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations.  These forward-looking statements include statements related to: future sales and operating results; company and industry growth or trends; growth of the markets in which the company participates; international events; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the acquisition of or investment in other entities; and the construction of new or refurbishment of existing facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2007 and in the company’s annual report on Form 10-K for the fiscal year ended September 30, 2006, both filed with the SEC.  Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Nine Months Ended
	June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Revenue	$89,023	$76,987	$84,936	$247,826	$233,813

Cost of goods sold	46,552	43,188	44,524	132,241	123,430

Gross profit	42,471	33,799	40,412	115,585	110,383

Operating expenses:

Research, development & technical	12,033	13,481	12,060	37,761	35,040

Selling & marketing	6,469	5,847	5,486	17,792	15,587

General & administrative	9,387	9,537	9,105	28,349	25,763

Total operating expenses	27,889	28,865	26,651	83,902	76,390

Operating income	14,582	4,934	13,761	31,683	33,993

Other income (expense), net	(148)	1,260	764	2,286	2,570

Income before income taxes	14,434	6,194	14,525	33,969	36,563

Provision for income taxes	4,373	1,703	4,743	10,292	11,773

Net income	$10,061	$4,491	$9,782	$23,677	$24,790

Basic earnings per share	$0.43	$0.19	$0.40	$1.00	$1.02

Weighted average basic shares outstanding	23,662	23,708	24,205	23,737	24,276

Diluted earnings per share	$0.42	$0.19	$0.40	$1.00	$1.02

Weighted average diluted shares outstanding	23,687	23,718	24,205	23,741	24,276

Certain reclassifications of prior fiscal quarter amounts have been made to conform with the current period presentation.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	June 30, 2007	September 30, 2006
ASSETS:

Current assets:
Cash, cash equivalents and short-term investments	$183,961	$165,930
Accounts receivable, net	51,435	48,028
Inventories, net	35,746	40,326
Other current assets	8,830	7,221
Total current assets	279,972	261,505

Property, plant and equipment, net	118,704	130,176
Other long-term assets	27,145	20,452
Total assets	$425,821	$412,133

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$10,592	$15,104
Capital lease obligations	1,320	1,254
Accrued expenses, income taxes payable and other current liabilities	18,678	22,475
Total current liabilities	30,590	38,833

Capital lease obligations	3,611	4,420
Other long-term liabilities	1,299	1,109
Total liabilities	35,500	44,362

Stockholders' equity	390,321	367,771
Total liabilities and stockholders' equity	$425,821	$412,133